EXHIBIT 12.1
First BanCorp
Computation of Ratio of Earnings to Fixed Charges

Quarter Ended
March 31, 2011
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(24,834)
Plus:
Fixed Charges (excluding capitalized interest)	74,857

Total Earnings	$50,023

Fixed Charges:
Interest expensed and capitalized	$74,015
Amortized premiums, discounts, and capitalized expenses related to indebtedness	11
An estimate of the interest component within rental expense	831

Total Fixed Charges	$74,857

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(24,834)
Plus:
Fixed Charges (excluding capitalized interest)	20,799

Total Losses	$(4,035)

Fixed Charges:
Interest expensed and capitalized	$19,956
Amortized premiums, discounts, and capitalized expenses related to indebtedness	11
An estimate of the interest component within rental expense	832

Total Fixed Charges	$20,799

Ratio of Earnings to Fixed Charges	(A)

(A)	For March 31, 2011, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $24.8 million to achieve a ratio of 1:1 for the quarter ended March 31, 2011.